Exhibit 10.11

AGREEMENT

In consideration of his employment by INNOCOLL, INC. (“Company”) and the compensation and benefits outlined below, and intending to be legally bound, MICHAEL MYERS, Ph.D. (“Executive”) agrees with Company as follows:

1.	Definitions. As used in this Agreement, the following terms whether used in the singular or plural form shall have the meanings set forth below:

1.1	An “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person including without limitation any direct or indirect Subsidiary of such Person.

1.2	“Board” means the Board of Directors of Company.

1.3	“Change of Control” means either of the following:

(a)	A tender offer, stock purchase, other stock acquisition, merger, consolidation or recapitalization whereby any Person or group of Persons other than (1) Existing Shareholders, and (2) Executive Management become the beneficial owners, directly or indirectly, of securities of Company representing more than fifty percent (50%) of the combined voting power of all of Company’s then outstanding securities, or

(b)	Any transfer of substantially all of the assets of Company, including without limitation Company’s rights under this Agreement, to any entity where more than fifty percent (50%) of the combined voting power of all of such entity’s then outstanding securities is owned by a Person or group of Persons other than (1) Existing Shareholders, and (2) Executive Management.

1.4	“Company’s Business” means:

(a)	the business of development and commercialization of products based on the Company’s proprietary collagen based drug delivery technologies, including without limitation, products that are administered by implantation, topically, bucally, orally or intra-ocularly; and

(b)	any other business conducted during the Restrictive Period by Company or any Affiliate of Company.

1.5	“Executive Management” means collectively, all Persons who have been, are or hereafter shall be officers of the Company or otherwise in an executive or management position with Company.

1.6	“Existing Shareholders” means collectively, all shareholders of record of Company as of the date of this Agreement, all general and limited

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partners of any shareholder of record of Company as of the date of this Agreement (each such partner being hereinafter referred to as “Partner”), all members of the immediate family of each such Partner, including without limitation, all parents, children, grandchildren, spouses and siblings thereof, and all spouses of each of the foregoing, all other Persons, directly or indirectly, owned or controlled by any Existing Shareholder or Partner or in which any Existing Shareholder or Partner has any material interest.

1.7	“Exit Date” means the date on which Executive ceases to be employed by Company or any of its Affiliates.

1.8	“Person” means any association, company, corporation, estate, individual, limited liability company, limited liability partnership, limited partnership, family limited partnership, general partnership, individual, trust or other entity or organization of any nature.

1.9	“Restrictive Period” means the period of time that commences on the date of this Agreement and ends three hundred sixty-five (365) days following the Exit Date.

1.10	“Subsidiary” means any corporation of which Company owns or controls, directly or indirectly, through one (1) or more Affiliates or other Subsidiaries, more than fifty percent (50%) of the combined voting power of all of the outstanding securities of capital stock of such corporation and includes, without limitation, Syntacoll (Pty) Ltd. (a South African corporation), Syntacoll, A.G. (a Swiss corporation), and Innocoll GmbH (a German corporation).

2.	No Conflicting Agreements. Executive (a) represents to Company that he is not currently subject to, and shall not hereafter become subject to, any employment agreement, confidentiality agreement, non-competition agreement, non-disclosure agreement or any other agreement, covenant, understanding or restriction which would prohibit Executive from fully observing and performing his duties and responsibilities to Company or would otherwise in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Executive by Company; and (b) represents to Company that to the best of his knowledge no current employee of Company is currently subject to any employment agreement, confidentiality agreement, non-competition agreement, non-disclosure agreement or any other agreement, covenant, understanding or restriction which prohibits such employee from fully observing and performing his or her duties and responsibilities to Company or would otherwise in any manner, directly or indirectly, limit or effect the duties and responsibilities which may now or in the future be assigned to such employee by Company.

3.	Employment. Company employs Executive and Executive accepts such employment in accordance with the terms of this Agreement including without limitation:

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3.1	Executive shall serve on a full-time basis as President and Chief Executive Officer of Company and shall perform all duties and accept all responsibilities assigned to him by Company’s Board.

3.2	Within thirty (30) days of the date of this Agreement, Company shall pay Executive a signing bonus of twenty-five thousand dollars ($25,000) in recognition of the anticipated first full year of employment.

3.3	For all services rendered by Executive hereunder, so long as Executive is employed by Company, Company shall pay Executive annual base compensation (“Base Salary”) payable in installments at such time as Company customarily pays its other employees and shall provide Executive with such retirement, profit sharing, group insurance and other fringe benefits, if any, (individually and collectively, “Benefits”) as Company in its sole discretion provides from time to time for other executives of Company generally. All Base Salary payable to Executive and applicable to the time period beginning Juiy 28, 2003, and ending December 31, 2003, shall be at the minimum annual rate of Two Hundred Sixty Two Thousand Five Hundred and 00/100 Dollars ($262,500.00) and all Base Salary payable to Executive applicable to the period of time beginning January 1, 2004, and ending December 31, 2004, shall be payable at a minimum annual rate of Two Hundred Seventy-Five Thousand and 00/100 Dollars ($275,000.00). Further increases to Base Salary for the time periods referenced above may be awarded at the discretion of the Board. All Base Salary payable to Executive subsequent to December 31, 2004, shall be at such annual rate as Executive and Company shall agree. Nothing contained in this Section 3.3 shall be deemed to establish any specific term of employment.

3.4	So long as Executive is employed by Company, Executive shall be entitled to a monthly automobile allowance of Seven Hundred Fifty and 00/100 Dollars ($750.00) per month after all federal and state taxes have been paid.

3.5	So long as Executive is employed by Company, Executive shall be entitled to four (4) weeks annual vacation in accordance with such policies as Company shall from time to time promulgate.

3.6	Annually throughout the employment relationship, the Board shall establish annual corporate goals and objectives (“Annual Corporate Goals”) and annual individual goals and objectives (“Annual Individual Goals”) applicable to Executive for the then current calendar year which shall be embodied in resolutions duly adopted by the Board. In the event that Company shall fully achieve all of the Annual Corporate Goals and Executive shall fully achieve all of his Annual Individual Goals applicable to any calendar year, Executive shall be entitled to a performance bonus (“Performance Bonus”) in an amount determined by the Board, provided however that in no event shall the Performance Bonus be less than thirty percent (30%) nor more than sixty percent (60%) of Executive’s Base Salary applicable as of December 31 of such calendar year. Such Performance Bonus shall be payable at such time and in such manner during the one hundred twenty (120) day period

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immediately following December 31 of such calendar year as the Board shall determine in its sole discretion.

3.7	In the event that on or before December 31, 2003, Executive shall have secured and closed on equity funding (“Equity Funding”) from sources other than Existing Shareholders and Executive Management in conjunction with a strategic funding plan which shall hereafter be adopted by the Board, the annual rate of Executive’s Base Salary shall be increased by Twenty Five Thousand Dollars ($25,000.00) which would increase Executive’s Base Salary effective as of January 1, 2004, to Three Hundred Thousand and 00/100 Dollars ($300,000.00).

3.8	Executive shall be entitled to such stock options as the Board shall determine. The Board shall use reasonable efforts to make such determination on or before October 31, 2003. Executive shall participate fully with the Board in formulating a stock option program.

4.	No Solicitation/Hire. During the Restrictive Period, Executive shall not, either directly or indirectly, employ or solicit the employment of any Person or engage, solicit the engagement as a consultant of any Person, who is employed by Company or any of its Affiliates in an executive, management, marketing, scientific or technical capacity on a full or part-time basis as of the date of termination of the employment relationship between Company and Executive or within the one (1) year period immediately preceding the Exit Date.

5.	Covenant-Not-To-Compete. During the Restrictive Period, Executive shall not, and shall not encourage or permit any of his Affiliates, or any other Person, directly or indirectly, to:

5.1	engage in competition with, or acquire a direct or indirect interest or an option to acquire such an interest in any Person engaged in competition with Company’s Business anywhere in the world (other than an interest of not more than five percent (5%) of the outstanding stock of any publicly traded company);

5.2	serve as a director, officer, employee, consultant, agent or representative of, or furnish information to, or otherwise facilitate in any way the efforts of, any Person engaged in competition with Company’s Business anywhere in the world;

5.3	solicit, employ, interfere with or attempt to entice away from Company or any Affiliate of Company any Person who has been employed or was engaged by Company or any such Affiliate in an executive, management, marketing, scientific or technical capacity in connection with the conduct of Company’s Business within one year prior to such solicitation, employment, interference or enticement; or

5.4	approach for any business or commercial purpose any Person who competes with or has plans of which Executive is aware to compete with Company’s Business, or solicit or deal with any Person who at any time during the one (1) year period immediately preceding the Exit Date;

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(a)	was a customer, client, supplier, agent or distributor of Company or any Affiliate;

(b)	was a potential customer, client, supplier, agent or distributor of Company or any Affiliate and with whom employees reporting to or under Executive’s direct control had personal contact on behalf of Company or any Affiliate; or

(c)	was a Person with whom Executive had regular, substantial or a series of business dealings on behalf of Company or any Affiliate of Company (whether or not a customer, client, supplier, agent or distributor of Company or any Affiliate).

The Restrictive Period shall be automatically extended for any period of time during which the Executive has breached, or threatened to breach, any provisions hereof. The geographic scope of the covenants set forth in this Section 5 shall be worldwide and Executive acknowledges that the business of Company and its Affiliates is worldwide and therefore the geographic scope of such covenants is reasonable and necessary to protect the interests of Company.

6.	Benefits Payable Upon Termination of Employment.

6.1	Except as specifically provided in this Agreement or required by applicable law, upon termination of the employment relationship between Company and Executive for any reason, all duties and obligations of Company to Executive and all rights, remedies, compensation, Benefits, privileges, grants and options of Executive shall cease and terminate as of the Exit Date.

6.2	Executive shall be entitled to the compensation and benefits specified in Section 6.3 hereof if Executive’s employment by Company is terminated by Company, other than by reason of any of the events set forth in Section 6.4 below.

6.3	Upon termination of employment as set forth in Section 6.2 or Section 8 of this Agreement, Executive shall be entitled to the following:

.	(a)	Compensation. Executive shall be entitled to Base Salary payable in installments and in such amounts as were in effect on the date of termination of Executive’s employment which shall continue until the earlier of (i) one (1) year after the date the employment relationship between Company and Executive ends, or (ii) Executive becomes employed or engaged on a full-time basis.

(b)	Employee Benefits. Executive shall be entitled to a continuation of all medical, dental and life insurance benefits in substantially the same manner and amount to which Executive was entitled on the date of termination of Executive’s employment until the earlier of (i) one (1) year after termination of Executive’s employment by Company, or (ii) Executive becomes eligible for similar benefits with any new employer or other Person.

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6.4	Executive shall not be entitled to any compensation or Benefits of any nature, including without limitation those referred in Section 6.3 of this Agreement, in the event that the employment relationship between Company and Executive ends by reason of: death; Executive’s inability to perform fully his duties and responsibilities to Company to the full extent required by the Board by reason of illness, injury or incapacity for ninety (90) consecutive days, or for more than one hundred twenty (120) days in the aggregate during any period of twelve (12) consecutive calendar months; Executive’s admission of any dishonest or illegal act or omission; Executive’s conviction of any misdemeanor or felony pertaining to or involving dishonesty, harassment or violence; any negligent act or omission by Executive which has a material adverse effect upon Company; Executive’s willful misconduct; any representation to Company by Executive contained in this Agreement is materially false or misleading; Executive’s failure to implement or observe any directive of the Board or Executive’s breach, violation or default of any of the covenants, duties or obligations imposed upon Executive pursuant to this Agreement and the failure to cure the same as permitted by this Agreement; Executive’s failure to fully perform such performance standards as shall be determined from time to time by the Board and the failure to cure the same as permitted by this Agreement; or a good faith determination by the Board or Company’s outside accountants that Company is insolvent using the balance sheet test or is unable to pay its debts as they mature.

6.5	Upon termination of Executive’s employment for any reason, all Company property shall be returned by Executive to Company within three (3) days of such termination. All other compensation and Benefits of any nature provided by Company not otherwise addressed in this Agreement shall terminate as of the date of termination of Executive’s employment.

7.	Confidential Information/Developments.

7.1	Executive recognizes and acknowledges that by reason of his employment by and service to Company, he shall have access to financial, marketing, scientific, technical, proprietary and other confidential information of Company and its Affiliates, including information and knowledge pertaining to Company’s standard operating procedures, processes and formulae, whether patentable or not, Company’s pharmaceutical procedures, products and services offered, research ideas, product testing and development, clinical test results, methods, inventions, innovations, recipes and formulae, designs, ideas, plans, trade secrets, know-how, distribution and sales methods and systems, sales and profit figures, customer and client lists, supplier lists, confidential information obtained from third parties and relationships between Company and its Affiliates, distributors, customers, clients, suppliers and others who have business dealings with Company and its Affiliates and other information not known to Company’s competitors (all of the foregoing being hereinafter referred to as “Confidential Information”). Executive acknowledges that the Confidential Information is a valuable and unique asset of Company and covenants that he shall

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not, either during the period of time during which Executive is employed by Company or at any time thereafter, disclose any such Confidential Information to any Person for any reason whatsoever without the prior written authorization of the Board, unless such information is in the public domain through no fault of Executive or except (a) as may be required by law with prior notice to Company, or (b) to the extent that such disclosure is provided on a “need-to-know” basis in the proper service of Company’s business interests.

7.2	Executive further recognizes and acknowledges that, in light of his particular duties and responsibilities to Company, all inventions, discoveries, programs, programming techniques, underlying program designs and/or concepts, machinery, products, processes, computer hardware, information systems, software (including without limitation source code, object code, documentation, diagrams and flow charts) and improvements, whether patentable or not, which have been or may in the future be made by him during the course of his duties to Company which relate to any business or activity of Company, whether solely or jointly with others, whether during or outside normal working hours and whether on or off the premises of Company (all of the foregoing being hereinafter referred to as “Inventions and Discoveries”), are and shall be and remain the exclusive property of Company, whether or not disclosed, assigned or transferred at the time of the termination of the employment relationship established pursuant to this Agreement.

7.3	Without request, Executive shall promptly and fully disclose to the Board and to no other Person the Inventions and Discoveries referred to in Section 7.2 above and shall assign to Company all of his rights throughout the world to such Inventions and Discoveries. Upon the request of Company, either during the period of time during which Executive is employed by Company or thereafter, Executive or his personal representatives, at the sole expense and subject to the exclusive control of Company, shall apply or join with Company in applying for a patent, trademark, trade name or registered mark or design in all such countries of the world as Company may in its sole discretion determine, and further shall execute all papers necessary therefore including without limitation assignments to Company, or its nominee, without further consideration.

8.	Termination of Employment Following Change in Control. If a Change in Control shall occur and if thereafter within ninety (90) days following the date of the Change in Control there shall be: (a) any termination by Company of the employment relationship established pursuant to this Agreement other than for any of the reasons referred to in Section 6.4 of this Agreement; (b) any material reduction in Executive’s title, authority, responsibilities or annual Base Salary as such exist as of the date of Change of Control; or (c) any failure to continue Executive’s participation in any bonus plans or benefit programs in which Executive participated as of the date of the Change in Control the effect of which is to materially decrease the potential benefits to Executive in the aggregate; then, at the option of Executive, exercisable within thirty (30) days of the occurrence of any of the foregoing events, Executive may resign from the employment relationship established pursuant to this Agreement, or, if involuntarily

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terminated as provided in Section 8(a) of this Agreement, give notice of intention to collect compensation and benefits under this Agreement by delivering a notice in writing (“Notice of Termination”) to the Chairman of the Board of the Company, and in such event, Executive shall be entitled to the compensation and benefits specified in Section 6.3 hereof.

9.	Remedies. Except as otherwise provided in this Agreement, upon any breach, violation or default by either party to this Agreement (“Defaulting Party”) of any of the representations, covenants, duties or obligations imposed upon such Defaulting Party pursuant to this Agreement, and, if curable, the failure of such Defaulting Party to cure such breach, violation or default within ten (10) days of the date of the giving of notice by the other party to this Agreement (“Non-Defaulting Party”), the Non-Defaulting Party shall have all rights and remedies which are contained in this Agreement and all other rights and remedies which are at law, in equity or by statute permitted or provided, all such rights and remedies to be cumulative and concurrent. Notwithstanding anything to the contrary, Executive shall have no right to cure any breach, violation or default of any representation, covenant, duty or obligation imposed upon Executive pursuant to this Agreement which arises out of, pertains to or constitutes any dishonest or illegal act or omission, any conviction of any misdemeanor or felony pertaining to or involving dishonesty, harassment or violence, commission of any willful misconduct or any breach, violation or default upon the provisions of Sections 5 or 7 of this Agreement.

10.	Disability Payments. In the event that Company shall obtain or procure any disability or similar insurance which makes payments to Executive (“Disability Payments”) on account of Executive being unable to perform his duties and obligations to Company by reason of illness, injury or incapacity, the aggregate amount of such Disability Payments shall constitute a credit on a dollar for dollar basis against all amounts, including without limitation Base Salary, owing by Company to Executive and shall decrease on a dollar for dollar basis such amounts owing by Company, and Company shall be released to such extent. Nothing contained in this Section shall impose any duty or obligation upon Company to obtain any such insurance.

11.	Papers. All correspondence, memoranda, notes, records, reports, drawings, lists, photographs, plans and other papers and items received or made by Executive in connection with his employment by Company shall be the property of Company. Executive shall deliver all such materials, and all copies thereof in whatever form stored, to Company upon request of Company and, even if it does not request, when his employment by Company ends.

12.	Enforcement. Executive acknowledges that any breach, violation or default by Executive of any of the representations, duties or obligations imposed upon Executive pursuant to this Agreement may cause Company immediate and irreparable harm for which Company’s remedies at law (such as money damages) will be inadequate. Company shall have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of this Agreement. Should any provision of this Agreement be adjudged to any extent invalid by any competent tribunal, that provision shall be deemed modified to the extent necessary to make it enforceable. Company may

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contact any Person with or for whom Executive works after his employment by Company ends and may send that Person a copy of this Agreement.

13.	Binding Effect. Executive’s undertakings hereunder shall bind him and his heirs and legal representatives regardless of (a) the duration of his employment by Company, (b) any change in his title, duties or the nature of his employment, (c) the reasons for or manner of termination of his employment, (d) the amount of his compensation, or (e) Change of Control. The duties and responsibilities of Executive to Company are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. Company shall have the absolute right to assign all or any part of this Agreement without the consent of Executive. In the event of any assignment by Company of this Agreement, Company’s assignee shall have the right to enforce each of the provisions of this Agreement, including without limitation, Sections 4, 5, 7, 9, 10, 12 and 13 of this Agreement and in such event, as used in this Agreement, “Company’’ shall include without limitation any assignee or other successor to its business or assets.

14.	Miscellaneous. This Agreement (a) establishes an at will employment relationship between Company and Executive, and, notwithstanding any other provision of this Agreement, shall in no way bind Executive or Company to a specific term of employment, and either party may terminate such employment relationship at any time for any or no reason whatsoever, (b) supersedes all prior understandings, discussions, negotiations, correspondence and other writings and constitutes the entire understanding between Company and Executive about the subject matter covered by this Agreement, (c) may be modified or varied only in writing signed by Company and Executive, (d) shall survive the termination of the employment relationship between Company and Executive, (e) is subject to and contingent and conditioned upon approval by the Board and shall not be binding upon Company unless and until such approval by the Board is given, and (f) shall be governed by Pennsylvania law without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, and INTENDING TO BE LEGALLY BOUND HEREBY, the parties to this Agreement have executed this Agreement as of the  28th day of July, 2003.

INNOCOLL, INC.
/s/ Rolf Schmidt	BY:
TITLE: Chairman

/s/ Michael Myers
MICHAEL MYERS, Ph.D.

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